ARTICLES OF AMENDMENT
                  TO SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               RADISYS CORPORATION

     1.   The name of the corporation is RadiSys Corporation (the
"Corporation").

     2. Article IV(A), of the Second Restated Articles of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

          The aggregate number of shares which the Corporation shall have authority to issue shall consist of 50,000,000 shares of common stock, without par value ("Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").


     3. The amendment was adopted by the shareholders of the Corporation on May 20, 1997.

     4. Shareholder action was required to adopt the amendment. The shareholder vote was as follows:


                     Outstanding        Number           Votes         Votes
    Designation         Shares         of Votes         Cast For    Cast Against
    -----------         ------         --------         --------    ------------
       Common         7,560,377        7,560,377       4,624,324      1,240,980


     5. The person to contact about this filing is Peter Bragdon, at
(503) 294-9517.


Dated: June 23, 1997


                                       RADISYS CORPORATION



                                       By: ANNETTE M. MULEE
                                           -------------------------------------
                                           Annette M. Mulee
                                           Secretary